Exhibit 5.2

June 27, 2012

Dollar General Corporation

100 Mission Ridge

Goodlettsville, Tennessee 37072

Ladies and Gentlemen:

We have acted as counsel to Dollar General Corporation, a Tennessee corporation (the “Company”), and the subsidiaries of the Company listed on Schedule I hereto (the “Schedule I Guarantors”) and Schedule II hereto (the “Schedule II Guarantors” and, collectively with the Schedule I Guarantors, the “Guarantors”) in connection with the Registration Statement on Form S-3 (File No. 333-165800) (as amended by Post-Effective Amendment No. 1, the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance thereunder by the Company of $500,000,000 aggregate principal amount of 4.125% Senior Notes due 2017 (the “Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) of the Notes. The Notes and the Guarantees will be issued pursuant to the Indenture, dated as of July 12, 2012 (the “Base Indenture”), among the Company, the Guarantors, and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the First Supplemental Indenture dated as of July 12, 2012 (together with the Base Indenture, the “Indenture”).

We have examined the Registration Statement as it became effective under the Act; the prospectus dated March 31, 2010 (the “Base Prospectus”), as supplemented by the prospectus supplement dated June 27, 2012 (the “Final Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), filed by the Company and the Guarantors pursuant to Rule 424(b) of the rules and regulations of the Commission under the Act; the Indenture, duplicates of the global notes representing the Notes; the form of the Guarantee set forth in the Indenture; and the Underwriting Agreement dated June 27, 2012 (the “Underwriting Agreement”), among the Company, the Guarantors, and the underwriters named therein.

We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.  As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents.  We also have assumed that the Indenture will be the valid and legally binding obligation of the Trustee.

We have assumed further that (1) each of the Company and the Schedule II Guarantors is validly existing and in good standing under the law of the jurisdiction of its organization, (2) the Indenture has been duly authorized, executed and delivered by the Company and each of the Schedule II Guarantors, and (3) the execution, delivery and performance of the Indenture and the Guarantees by the Company and each of the Schedule II Guarantors do not and will not violate the law of its state of incorporation or organization or any other applicable law (except that we make no such assumption with respect to the law of the State of New York and the federal law of the United States).

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.                                       Assuming due authentication of the Notes by the Trustee, and upon payment and delivery in accordance with the Underwriting Agreement, the Notes will constitute valid and legally binding obligations of the Company, enforceable against the Company in accordance with their terms.

2.                                       Assuming due authentication of the Notes by the Trustee, and upon payment and delivery in accordance with the Underwriting Agreement, the Guarantees constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law), and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the California Revised Limited Partnership Act, the Delaware Limited Liability Company Act and the Delaware General Corporation Law.

We hereby consent to the filing of this opinion letter as an Exhibit to the Current Report on Form 8-K, which we understand will be incorporated by reference into the

Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP

SCHEDULE I

SCHEDULE I GUARANTORS

ENTITY NAME	JURISDICTION OF INCORPORATION OR ORGANIZATION
Retail Property Investments, LLC	Delaware
South Boston Holdings, Inc.	Delaware
South Boston FF&E, LLC	Delaware
Sun-Dollar, L.P.	California

SCHEDULE II

SCHEDULE II GUARANTORS

ENTITY NAME	JURISDICTION OF INCORPORATION OR ORGANIZATION
DC Financial, LLC	Tennessee
DG eCommerce, LLC	Tennessee
DG Retail, LLC	Tennessee
DG Strategic I, LLC	Tennessee
DG Strategic II, LLC	Tennessee
DG Strategic VI, LLC	Tennessee
DG Strategic VII, LLC	Tennessee
DG Strategic VIII, LLC	Tennessee
Dolgencorp, LLC	Kentucky
Dolgen I, Inc.	Tennessee
Dolgen II, Inc.	Tennessee
Dolgen III, Inc.	Tennessee
Dolgen California, LLC	Tennessee
Dolgencorp of New York, Inc.	Kentucky
Dolgencorp of Texas, Inc.	Kentucky
DG Transportation, Inc.	Tennessee
DG Logistics, LLC	Tennessee
DG Promotions, Inc.	Tennessee
Dollar General Partners	Kentucky
Retail Risk Solutions, LLC	Tennessee